Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Summit Healthcare REIT, Inc.

Lake Forest, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-212231) of Summit Healthcare REIT, Inc. of our report dated March 16, 2018, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BDO USA, LLP

Costa Mesa, California
March 16, 2018